Stillwater Mining Company Announces Resignation of Chief Operating Officer

BILLINGS, Mont., Nov. 28 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) announced today that Stephen A. Lang, the company's Executive Vice President and Chief Operating Officer, will resign to pursue an opportunity with another mining company. Mr. Lang's resignation will be effective December 14, 2007.

Commenting briefly on Mr. Lang's departure, Francis R. McAllister, the company's Chairman and Chief Executive Officer, remarked, "Steve's knowledge and experience have been invaluable to Stillwater since he joined us in September of 2003. He has been a key proponent of the changes in our operations and improvements to infrastructure implemented over the past several years. We will miss Steve and wish him all the best in his future endeavors."

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of the Republic of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: http://www.stillwatermining.com.

SOURCE Stillwater Mining Company